SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NBT BANCORP INC.
----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                    0-14703                   16-1268674
 ------------------------      ----------------------       -------------------
 (State of incorporation          Commission File No.        (I.R.S. Employer
      or organization)                                      Identification No.)


                 52 South Broad Street, Norwich, New York 13815
                 ----------------------------------------------
              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered
         -------------------                     ------------------------------

              None                                      Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

            Common Stock, No Par Value, $1.00 Stated Value Per Share
            --------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

         On November 22, 1999, the Registrant's Board of Directors approved an amendment to the Registrant's Certificate of Incorporation (the "Amendment"), declaring its advisability, and directed that the Amendment be considered by the Registrant's stockholders at the Registrant's special meeting of stockholders, scheduled for February 17, 2000. The Amendment changes the par value of the Registrant's common stock from no par value, $1.00 stated value per share to $.01 par value per share. At the special meeting held on February 17, 2000, at which a quorum was present, a majority of the outstanding shares of the Registrant's common stock entitled to vote on the Amendment adopted the Amendment. On February 17, 2000, the Registrant filed a Certificate of Amendment to the Registrant's Certificate of Incorporation with the Secretary of State of the State of Delaware, upon which filing the Amendment became effective.

         In all respects other than par value, the rights and privileges of the Registrant's common stock remain as they were prior to adoption of the Amendment, which we summarize as follows:

         Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of the Registrant's common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Registrant's Board out of funds legally available for dividends and to share ratably in the assets of the Registrant legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Registrant.

         Each outstanding share of the Registrant's common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, the Registrant's certificate of incorporation or the Registrant's bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question, and with regard to elections of directors, a plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of the Registrant's common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Registrant's Board is divided into three classes with each class as nearly equal in number as possible. This means that one-third of the members of the Registrant's Board are subject to reelection at each annual meeting of stockholders.

         Holders of the Registrant's common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of the Registrant's classes of stock.

         All shares of the Registrant's common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

Item 2.  Exhibits.

               3.1 Certificate of Amendment of Certificate of Incorporation of NBT Bancorp Inc., as filed with the Secretary of State of the State of Delaware on February 17, 2000 (filed herewith)

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     NBT BANCORP INC.


                                     By:  /s/ Michael J. Chewens
                                       -------------------------
                                            Michael J. Chewens
                                            Executive Vice President and Chief
                                              Financial Officer

Date:    February 24, 2000





                                  EXHIBIT INDEX

     3.1 Certificate of Amendment of Certificate of Incorporation of NBT Bancorp Inc., as filed with the Secretary of State of the State of Delaware on February 17, 2000 (filed herewith)